LightPath Technologies Signs Two New Multi-Year Contracts Worth $1 Million

LightPath Technologies Has Signed Two New Multi-Year Contracts With a Combined Value of $1 Million With Chinese Manufacturers for Applications in Closed Circuit Television and Communications

ORLANDO, FL -- 06/25/2008 -- LightPath Technologies, Inc. (NASDAQ: LPTH) is pleased to announce it has signed two new multi-year contracts with a combined value of $1 million with Asian manufacturers for custom precision aspheric lenses for applications in closed circuit television and communications. The signing of these contracts brings the total number of Asian contracts to five. Three of the contracts are for new business in markets that LightPath has not previously entered. These agreements represent continued success towards the fulfillment of LightPath's business strategy to broaden its market opportunities in Asia into high volume, lower cost applications. These custom lens programs are being designed in LightPath's Shanghai design center and product will be produced from LightPath's Shanghai manufacturing facility.

According to Jim Gaynor, President & CEO, "These contracts further demonstrate LightPath's successful direct entry into the Asian market and brings the total number of contracts won to date in China to five. LightPath's total backlog is approaching $5 million with 40% of that backlog in the Asian market. Of the total backlog, 60% is scheduled to ship within the next year. These contracts were enabled by our improvement initiatives which include the opening of the new LightPath Shanghai design center, the reduction of our manufacturing costs through the utilization of our recently upgraded, state of the art VIPER press stations, and the locally installed production capacity in our Shanghai manufacturing plant."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Contact:
Jim Magos
Senior Vice President, Sales & Marketing
LightPath Technologies, Inc.
Phone: (407) 382-4003
Email: jmagos@lightpath.com
Internet:  www.lightpath.com